UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 3, 2015

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32698	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528

(Address of principal executive offices, including zip code)

(914) 630-7431

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 8, 2015, MGT Capital Investments, Inc. (the “Company”) and its subsidiary MGT Sports, Inc. (“MGT Sports”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Viggle, Inc. (“Viggle”) and Viggle’s subsidiary DraftDay Gaming Group, Inc. (“DDGG”), pursuant to which Viggle acquired all of the assets of the DraftDay.com business (the “DraftDay Business”) from the Company and MGT Sports. In exchange for the acquisition of the DraftDay Business, Viggle paid MGT Sports the following: (a) 1,269,342 shares of Viggle’s common stock, par value $0.001 per share, (b) a promissory note in the amount of $234,375 due September 29, 2015 (the “September 2015 Note”), (c) a promissory note in the amount of $1,875,000 due March 8, 2016 (the “March 2016 Note”), and (d) 2,550,000 shares of common stock of DDGG. In addition, in exchange for providing certain transitional services, DDGG will issue to MGT Sports a warrant to purchase 1,500,000 shares of DDGG common stock at an exercise price of $0.40 per share. Following consummation of the transactions contemplated by the Asset Purchase Agreement, including certain agreements between Viggle and third parties, MGT Sports owns 2,550,000 shares of DDGG common stock, Viggle owns 11,250,000 shares of DDGG common, and Sportech, Inc. own 9,000,000 shares of DDGG common stock. The Company anticipates, but cannot guarantee, that following the sale of the DraftDay Business its operating costs will be reduced by approximately $125,000 per month.

Copies of the Asset Purchase Agreement, the September 2015 Note and the March 2016 Note are filed with this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3 respectively and are incorporated herein by reference. The foregoing descriptions of the Asset Purchase Agreement, the September 2015 Note and the March 2016 Note are qualified in their entirety by reference to the full text of the Asset Purchase Agreement, the September 2015 Note and the March 2016 Note filed with this Current Report on Form 8-K.

The Asset Purchase Agreement has been included to provide investors with information regarding the terms of the sale of the DraftDay Business and the other transactions contemplated thereby.  Such agreement is not intended to provide any other factual information about the Company, MGT Sports, or the DraftDay Business. Such agreements contain representations and warranties of and regarding the Company, MGT Sports and the DraftDay Business. In addition, the assertions embodied in the representations and warranties regarding the DraftDay Business and the Company in the Asset Purchase Agreement were made for purposes of the Asset Purchase Agreement and are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution of the Asset Purchase Agreement.  The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Asset Purchase Agreement.  In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what an investor might view as material, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts.  Accordingly, you should read the representations and warranties in the Asset Purchase Agreement not in isolation but only in conjunction with the other information about the Company, MGT Sports and the DraftDay Business that are included in reports, statements and other filings made by the Company with the Securities and Exchange Commission.

Item 1.02	Termination of a Material Definitive Agreement

Effective September 3, 2015, the Company terminated the Asset Purchase Agreement originally entered into on June 11, 2015, as amended to date (the “RO Agreement”), with MGT Sports and Random Outcome USA Inc. (“RO”).  According to its terms, the RO Agreement could be terminated by the Company or RO if a closing had not occurred by August 31, 2015.  The RO Agreement provided for the sale of the DraftDay Business to RO for a purchase price of (i) cash equal to the sum of (a) $4,000,000 and (b) $10,000 per day for the period starting July 15, 2015 and ending on the closing date and (ii) a three-year warrant to purchase 500,000 shares of RO common stock at an exercise price of $1.00, a three-year warrant to purchase 500,000 shares of RO common stock at an exercise price of $1.33, and a three-year warrant to purchase 500,000 shares of RO common stock at an exercise price of $1.66.

Item 2.01	Completion of Acquisition or Disposition of Assets

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Asset Purchase Agreement by and among by and among MGT Capital Investments, Inc., MGT Sports, Inc., DraftDay Gaming Group, Inc., and Viggle Inc., dated as of September 8, 2015
10.2	$234,375 Promissory Note, issued September 8, 2015
10.3	$1,875,000 Promissory Note, issued September 8, 2015
99.1	Press release dated September 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIGGLE INC.

Date: September 10, 2015	By:	/s/ Robert B. Ladd
Name: Robert B. Ladd
Title: President and Chief Executive Officer